Exhibit 16.1

April 17, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Linens Holding Co. and subsidiaries, including Linens ‘N Things, Inc. and Linens ‘N Things Center, Inc. (collectively “the Company”) and, under the date of March 26, 2007, we reported on the consolidated financial statements of the Company as of December 30, 2006 (Successor Period) and December 31, 2005 (Predecessor Period), and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for the period February 14, 2006 to December 30, 2006 (Successor Period), the period January 1, 2006 to February 13, 2006 (Predecessor Period) and the year ended December 31, 2005 (Predecessor Period). On April 12, 2007, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 17, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s:

•                 statements in the second and third sentences of the first paragraph;

•                 statements in the second paragraph;

•                 statement in the third paragraph that on April 12, 2007 Ernst & Young, LLP (EY) was engaged as the Company’s principal accountants and that KPMG’s dismissal and EY’s engagement was upon the approval by the Audit Committee on April 11, 2007; and

•                 statements in the eighth paragraph.

Very truly yours,

/s/ KPMG LLP